Exhibit 99.1

ENDEAVOR ACQUISITION CORP. ANNOUNCES AMENDMENT TO AMERICAN APPAREL TRANSACTION

—Acquisition price increased and transaction terms revised to reflect exceptional growth of American Apparel

— Date for meeting of special meeting of stockholders to consider transaction expected to be held Wednesday, December 12, 2007

— Record date for stockholders entitled to vote at special meeting by proxy or in person set at November 16, 2007

—Endeavor expects mailing definitive proxy to stockholders by the end of November

—American Apparel announces third quarter 2007 same-store sales growth of 27%

—American Apparel expects pro forma adjusted EBITDA for the first nine months of 2007 to exceed $40 million, which was its previous guidance for the entire fiscal 2007 year

—Third quarter American Apparel financial results expected to be released in the second half of November

(NEW YORK—November 8th) Endeavor Acquisition Corp. (Amex: EDA) today announced that it has entered into an amended and restated merger agreement with American Apparel. The amended agreement includes the following revised transaction terms:

1.	American Apparel shareholder Dov Charney will receive a total of 37,258,065 shares of Endeavor, subject to downward adjustment if American Apparel’s net debt exceeds $150 million at closing. This represents an increase of 5 million shares issuable to Mr. Charney as compared to the original agreement. Mr. Charney’s shares of Endeavor will continue to be restricted under a three-year lock up agreement.

2.	The maximum level of American Apparel net debt at closing has been increased to $150 million. This represents an increase from the $110 million net debt ceiling in the original agreement.

3.	Endeavor will purchase all of the shares owned by the other American Apparel shareholder, Sang Ho Lim, for approximately $67.9 million in cash at closing. The number of Endeavor shares that Mr. Charney will receive in the transaction at closing will not be reduced as a result of such purchase. This represents a change from the original agreement, which would have reduced the number of shares issuable to Mr. Charney if Endeavor completed such purchase.

4.	Mr. Charney will enter into a three-year employment agreement with Endeavor at closing that provides for a base salary of $750,000, the possibility to earn an annual bonus of up to 150% of base pay based on yearly performance, and the possibility to earn a long-term performance bonus of up to 300% of base pay based on performance during the initial three-year term of the employment agreement. Following closing, the combined company has agreed to use its commercially reasonable best efforts to secure a $100 million key man executive term life insurance policy on Mr. Charney for the company’s benefit. This represents a change from the original agreement of $1 in base salary and no additional compensation or key-man policy.

5.	Endeavor will increase the stock option and stock plans for American Apparel employees to 7.71 million shares from 2.71 million shares in the original agreement. A total of 2.71 million shares will be issued to American Apparel employees as soon as practicable after closing.

A copy of the amended and restated agreement will be filed with the Securities and Exchange Commission as part of an 8-K filing.

“We have revised the transaction terms for specific reasons reflecting both the exceptional growth of American Apparel and the need to both retain our CEO and recruit key executives to American Apparel,” said Eric Watson, Chairman of Endeavor Acquisition Corp. “The additional shares for Mr. Charney will maintain his approximate 55% ownership position in the pro forma company as intended per the originally proposed transaction. The increase in the stock option plan will allow us to successfully recruit executives for key operating positions in American Apparel once the transaction has closed,” Watson said.

Jonathan Ledecky, President of Endeavor stated, “We are delighted that American Apparel expects to significantly exceed its previous guidance of $40 million of pro forma adjusted EBITDA for 2007. American Apparel’s management has advised us that it has over 20 new store locations under signed leases and a significant number of additional new sites under development. We have agreed to increase the debt ceiling from $110 million to $150 million to allow American Apparel to continue its worldwide expansion.”

Dov Charney, American Apparel’s CEO stated, “I am pleased that the amended deal affirms the spirit of the original agreement reached last December and I am dedicated to working with Endeavor to complete a successful closing of the transaction in December 2007. American Apparel looks forward to further establishing itself as one of the few truly global American retailers.”

American Apparel announced that same-store sales for stores open for more than twelve months for the third quarter ending September 30, 2007 increased 27 percent over the year ago period. American Apparel expects to release complete third quarter results for inclusion in the definitive proxy statement later in November. American Apparel expects that it will report pro forma adjusted EBITDA for the first three quarters in excess of its previously stated full-year guidance of $40 million.

The following table provides a revised, fully-diluted share count total for American Apparel at the closing price of $12.32 per share as if the transaction had closed on November 7, 2007, including shares that are planned to be issued to employees of American Apparel post-closing:

Holder	Shares	Percent
Dov Charney	37,258,065	54.4%
American Apparel Employees	2,710,000	4.0%
Public Shares Outstanding	16,160,745	23.6%
Warrants Outstanding	8,277,455	12.1%
Endeavor Initial Holders/Other	4,029,415	5.9%

	68,435,680	100.0%

Endeavor also announced that it expects to file an amended proxy with the SEC to reflect this new information. Endeavor also announced today that it anticipates that the special meeting of stockholders at which the transaction and related proposals will be voted on will be held on Wednesday, December 12, 2007 and that Endeavor stockholders of record as of November 16, 2007, the record date, will be invited to vote by proxy or in person at the special meeting.

About American Apparel

American Apparel is a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of October 31, 2007, American Apparel employed over 6,000 people and operated 166 retail stores in 13 countries, including the United States, Canada, Mexico, England, Germany, France, Italy, the Netherlands, Sweden, Switzerland, Israel, Japan and South Korea. American Apparel also operates a leading wholesale business that supplies t-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website. For more information about American Apparel, please visit www.americanapparel.net.

About Endeavor Acquisition Corp.

Endeavor Acquisition Corp. (AMEX: EDA) (AMEX: EDA-WT) (AMEX: EDA-U) is a specified purpose acquisition company formed by veteran investors and entrepreneurs Jonathan Ledecky and Eric Watson for the purpose of effecting a merger, capital stock exchange, asset acquisition or similar business combination with an entity that has an operating business. Endeavor raised $129.3 million via an initial public offering in

December 2005. For more information on Endeavor Acquisition Corp. go to www.endeavoracq.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Endeavor, American Apparel and their combined business after completion of the proposed acquisition. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Endeavor’s and American Apparel’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions; American Apparel’s relationships with its financial lenders and its ability to adhere to the terms of its existing credit facilities; changing interpretations of generally accepted accounting principles; changes in the overall level of consumer spending or preferences in apparel; the performance of American Apparel’s products within the prevailing retail environment; paper and printing costs; availability of store locations at appropriate terms; inquiries and investigations and related litigation; continued compliance with U.S. and foreign government regulations; legislation or regulatory environments; requirements or changes adversely affecting the businesses in which American Apparel is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other apparel providers; general economic conditions; geopolitical events and regulatory changes; as well as other relevant risks detailed in Endeavor’s preliminary proxy statement on file with the Securities and Exchange Commission. You are urged to read the preliminary proxy statement, and when available, the definitive proxy statement.

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). Endeavor believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of American Apparel to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. American Apparel’s EBITDA was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for certain one-time non-recurring items and exclusions.

Contact:

ICR, Inc

Joe Teklits/Jean Fontana, 203-682-8200

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